Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2014 Results and Provides 2015 Outlook

MIDLAND, Texas--(BUSINESS WIRE)--November 5, 2014--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported results for the third quarter of 2014 and provided an outlook for 2015.

Highlights

  Concho delivered record quarterly production, exceeding 10 million BOE, and achieved 23% crude oil production growth over the same quarter a year ago.
  Production for the third quarter of 2014 averaged 113.5 MBoepd and was negatively impacted by approximately 2 MBoepd due to weather-related downtime.
  The Company continued to deliver industry-leading well performance in the northern Delaware Basin.
  Earnings for the third quarter of 2014 totaled $2.69 per diluted share, or $1.09 per diluted share on an adjusted basis1 (non-GAAP). This compares with earnings of $0.29 per diluted share, or $1.06 per diluted share on an adjusted basis, in the third quarter of 2013.
  EBITDAX2 (non-GAAP) increased for the sixth consecutive quarter to $536.4 million.
  Cash flows generated from operating activities in the first nine months of 2014 totaled $1.3 billion. Adjusted cash flows3 (non-GAAP) generated from operating activities in the first nine months of 2014 also totaled $1.3 billion, up 39% over the same period last year.
  Concho is targeting 28% to 32% year-over-year production growth in 2015 with a $3.0 billion capital program. The Company is on track to accomplish its Two-by-Three Growth Plan to double production in 2016 over 2013.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “Concho delivered strong results this quarter, even as we faced challenges from flooding in the northern Delaware Basin. Our team did a great job minimizing the production downtime that resulted from the flooding. In addition, through our implementation of enhanced drilling and completion techniques, we’re making better wells and driving efficiencies throughout our assets in the Permian Basin. Posting another quarter of successively higher production, cash flow and well results underscores our strategy to invest in high-margin, high rate-of-return projects.”

Third Quarter Operations Summary

Production for the third quarter of 2014 totaled 10.4 million barrels of oil equivalent (MMBoe), or an average of 113.5 thousand Boe per day (MBoepd), up 20% from the third quarter of 2013 and 6% from the second quarter of 2014. Production for the third quarter of 2014 consisted of 6.7 million barrels (MMBbls) of crude oil and 22.5 billion cubic feet of natural gas. Crude oil production of 6.7 MMBbls represents a 23% and a 7% increase over the third quarter of 2013 and the second quarter of 2014, respectively. The third quarter of 2014 marks the 19th consecutive quarter of crude oil production growth from continuing operations.

Heavy rainfall and flooding late in the third quarter disrupted the Company’s operations, primarily in the northern Delaware Basin, causing production downtime, road closures and drilling and completion delays. The Company estimates weather-related downtime negatively impacted third quarter production by approximately 2 MBoepd. Had such impacted production been included in third quarter’s production, the Company would have delivered production at the high end of the Company’s third quarter guidance range.

During the quarter, the Company started drilling or participated in a total of 153 gross wells, of which 123 were operated by the Company, and completed 120 gross wells. The table below summarizes the Company’s drilling activity by core area for the third quarter of 2014.

	Number of Wells Drilled (Gross)	Number of Operated Wells Drilled (Gross)	Number of Wells Completed (Gross)
Delaware Basin	79	59	67
New Mexico Shelf	29	21	19
Texas Permian	45	43	34
Total	153	123	120

Percent Horizontal	71%	67%	78%

Delaware Basin

The Company’s production in the third quarter of 2014 from horizontal wells in the Delaware Basin totaled 55.2 MBoepd, up 64% over the third quarter of 2013 and 12% over the second quarter of 2014. During the third quarter, Concho drilled 79 wells in the Delaware Basin, including 57 wells targeting the Bone Spring sands, 16 wells targeting the Wolfcamp shale, five wells targeting the Brushy Canyon and one well targeting the Avalon shale.

In addition, Concho continues to deliver industry-leading well results in the Delaware Basin. In the northern Delaware Basin, the Company has 40 new wells with at least 30 days of production as of September 30, 2014. The average peak 30-day and 24-hour rates for these 40 wells were 1,015 Boepd (73% oil) and 1,576 Boepd, respectively, from an average lateral length of 4,749 feet.

In the southern Delaware Basin, the Company has nine new wells with at least 30 days of production as of September 30, 2014, five of which are extended laterals. The average peak 30-day and 24-hour rates for these nine wells were 991 Boepd (79% oil) and 1,427 Boepd, respectively, from an average lateral length of 5,607 feet.

New Mexico Shelf

The Company’s operations on the New Mexico Shelf were previously impacted by high line pressure and insufficient gas processing capacity. With these midstream issues substantially resolved, the Company accelerated vertical development during the third quarter with the addition of two rigs. The Company added 12 new horizontal wells with at least 30 days of production as of September 30, 2014, targeting the Yeso. The average peak 30-day and 24-hour rates for these wells were 336 Boepd (85% oil) and 469 Boepd, respectively. The Yeso is a shallow oil target where we have a sizeable inventory of low cost, high return vertical and horizontal projects.

Texas Permian

Concho completed nine horizontal wells in the Midland Basin targeting the Upper Wolfcamp during the third quarter with average peak 30-day and 24-hour rates of 805 Boepd (80% oil) and 1,019 Boepd, respectively, from an average lateral length of 5,853 feet. In the Midland Basin, the Company is testing multi-zone potential targeting the Wolfcamp shale and Spraberry zones while optimizing lateral placement and completion design.

Concho is currently running 37 drilling rigs, including 24 horizontal rigs in the Delaware Basin, four (two horizontal) rigs in the New Mexico Shelf and nine (five horizontal) rigs in the Texas Permian. Concho is currently running the largest horizontal drilling program in the Permian Basin with a total of 31 horizontal rigs.

Third Quarter Financial Summary

Revenues for the third quarter of 2014 were $700.3 million, up 7% compared with the same period a year ago.

Net income for the quarter totaled $305.2 million, or $2.69 per diluted share, compared with net income of $30.4 million, or $0.29 per diluted share, in the third quarter of 2013. Net income for the third quarter of 2014 included several non-cash or non-recurring items, including a $326.2 million gain on derivatives, $14.7 million in cash receipts from commodity derivatives, a $15.5 million impairment of long-lived assets primarily relating to non-core Delaware Basin properties, $4.6 million of leasehold abandonments and a $0.8 million gain on the disposition of assets.

Excluding these items, adjusted net income4 (non-GAAP) for the third quarter of 2014 was $123.2 million, or $1.09 per diluted share, compared with adjusted net income (non-GAAP) of $111.1 million, or $1.06 per diluted share, for the third quarter of 2013.

EBITDAX5 (non-GAAP) for the third quarter of 2014 totaled $536.4 million, an increase of 18% over the third quarter of 2013.

The Company’s total realized price during the third quarter of 2014, excluding the effect of commodity derivatives, was $67.07 per Boe, compared with $75.20 per Boe during the third quarter of 2013. The lower total realized price in the 2014 period reflects lower crude oil prices and an increase in the discount of WTI-Midland to WTI-Cushing, partially offset by slightly higher natural gas prices.

Cash flows generated from operating activities in the first nine months of 2014 totaled $1.3 billion, compared with $944.6 million in the same period last year. Adjusted cash flows6 (non-GAAP), which are cash flows from operating activities adjusted for settlements on derivatives not designated as hedges, were $1.3 billion for the first nine months of 2014, as compared to $907.0 million for the same period last year, reflecting an increase of 39%.

Financial Position and Liquidity

As of September 30, 2014, Concho’s balance sheet included $98.9 million of cash and cash equivalents and total long-term debt of $3.4 billion. The Company’s net debt-to-EBITDAX7 (non-GAAP) was 1.7 times at September 30, 2014. Concho had $2.5 billion available for future borrowings under its revolving credit facility and no borrowings outstanding as of September 30, 2014.

Outlook

Due to the lingering effects of the flooding in the northern Delaware Basin at the end of the third quarter, the Company currently estimates that fourth quarter production will be negatively impacted by approximately 1.3 MBoepd. As a result, the Company expects fourth quarter production to be within the range of 122 MBoepd to 127 MBoepd. In addition, the Company expects fourth quarter lease operating expense (LOE) per Boe to be consistent with third quarter LOE per Boe due to repairs to roads and production facilities damaged by the floods.

2015 Capital Program

Concho is targeting year-over-year production growth of 28% to 32% in 2015 and expects to spend approximately $3.0 billion. The Company’s capital program includes $2.7 billion for drilling and completions and $300 million for facilities, leasehold acquisitions, midstream, geological and geophysical (“G&G”) and other capital. As the Company optimizes drilling and completion techniques, the development program requires fewer rigs than originally planned to achieve the Company’s Two-by-Three Growth Plan and further extends Concho’s inventory. As a result, the Company plans to operate an average of 39 drilling rigs in 2015, with 34 rigs drilling horizontal wells.

Commenting on the Company’s 2015 capital program, Mr. Leach said:

“The 2015 capital program reflects our continued execution on the Two-by-Three Growth Plan – a plan that balances high growth through the doubling of our production from 2013 to 2016 and improvement of the Company’s leverage metric. We are mindful of the significant decline in crude oil prices as we stress-test our capital program against various commodity price scenarios.

“Concho is well positioned to navigate the commodity price cycles as a result of our inventory of high rate-of-return projects, ongoing capital efficiency improvements, strong balance sheet and hedges. During times of volatility, preserving our financial strength is a high priority. Therefore, we will recalibrate our capital program and activity level if conditions warrant.”

Approximately 90% of the Company’s 2015 capital for drilling and completions will be directed to horizontal development in the Permian Basin. The Company plans to allocate approximately $1.7 billion of capital for drilling and completions in the Delaware Basin, approximately $600 million in the Texas Permian and approximately $380 million in the New Mexico Shelf.

The following table summarizes the Company’s operational and financial guidance for 2014 and 2015. The Company’s capital expenditures guidance for 2014 excludes contributions to the Company’s midstream joint venture and other capital.

	2014	2015
Production
Year-over-year production growth	20% - 24%	28% - 32%
Oil mix	62% - 64%	63% - 65%

Price realizations, excluding commodity derivatives (percent of NYMEX)
Crude oil (per Bbl)	90% - 92%	90% - 93%
Natural gas (per Mcf)	120% - 140%	120% - 140%

Operating costs and expenses
Lease operating expense:
Direct lease operating expense ($/Boe)	$8.00 - $8.50	$8.00 - $8.50
Oil & natural gas taxes (% of oil and natural gas revenues)	8.25%	8.25%
General and administrative (“G&A”) expense ($/Boe):
Cash G&A expense	$3.50 - $4.00	$3.40 - $3.90
Non-cash stock-based compensation	$1.15 - $1.25	$1.10 - $1.20
Depletion, depreciation and amortization expense ($/Boe)	$23.00 - $25.00	$24.00 - $26.00
Exploration, abandonments and G&G ($/Boe)	$1.50 - $2.50	$1.50 - $2.50
Interest expense ($ in millions):
Cash	$210 - $215	$215 - $225
Non-cash	$10	$10
Income tax rate	39%	38%
Percent deferred of total taxes	75% - 85%	75% - 85%

Capital expenditures ($ in billions)	$2.6	$3.0

The Company’s guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements and Cautionary Statements” below. In addition, our 2015 capital program is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling and prevailing and anticipated prices for crude oil and natural gas.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For calendar year 2015, Concho currently has swap contracts covering approximately 41.8 thousand barrels (MBbls) per day of expected crude oil production at a weighted average price of $87.73 per Bbl. Concho also currently has basis swap contracts covering approximately 30.5 MBbls per day of expected crude oil production at a weighted average price of $3.73 per Bbl for calendar year 2015. Please see the table under “Derivatives Information” below for more detailed information about the Company’s current derivatives positions.

Conference Call

Concho will discuss third quarter results on a conference call tomorrow, November 6, 2014, at 8:30 AM CT. To participate in the call, dial (800) 706-7745 (passcode: 68939783). The simultaneous webcast of the conference call will be available at www.concho.com. A related presentation is now posted on the Company’s website. To access the presentation, visit www.concho.com and select “Investor Relations,” then “Presentations.”

A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 10103075).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, operations, performance, business strategy, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and risks relating to declines in the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks, including risks related to properties where the Company does not serve as the operator and risks related to hydraulic fracturing activities; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of Southeast New Mexico and West Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; potential financial losses or earnings reductions from the Company’s commodity price management program; risks related to the integration of acquired assets; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

1 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

2 For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

3 For a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

4 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

5 For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

6 For a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

7 Trailing twelve month debt-to-EBITDAX. For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$98,864	$21
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	256,214	223,790
Joint operations and other	338,362	247,945
Derivative instruments	41,859	590
Deferred income taxes	-	30,069
Prepaid costs and other	35,742	18,460
Total current assets	771,041	520,875
Property and equipment:
Oil and natural gas properties, successful efforts method	13,048,470	11,215,373
Accumulated depletion and depreciation	(3,100,046)	(2,384,108)
Total oil and natural gas properties, net	9,948,424	8,831,265
Other property and equipment, net	117,244	114,783
Total property and equipment, net	10,065,668	8,946,048
Deferred loan costs, net	70,886	73,048
Intangible asset - operating rights, net	27,519	28,615
Inventory	15,829	19,682
Noncurrent derivative instruments	45,016	966
Other assets	42,136	1,930
Total assets	$11,038,095	$9,591,164
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$33,499	$13,936
Bank overdrafts	-	36,718
Revenue payable	190,793	177,617
Accrued and prepaid drilling costs	493,280	318,296
Derivative instruments	1,027	53,701
Deferred income taxes	2,504	-
Other current liabilities	170,239	156,600
Total current liabilities	891,342	756,868
Long-term debt	3,378,483	3,630,421
Deferred income taxes	1,521,582	1,334,653
Noncurrent derivative instruments	-	14,088
Asset retirement obligations and other long-term liabilities	102,910	97,185
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 113,271,013 and
105,222,765 shares issued at September 30, 2014 and December 31, 2013, respectively	113	105
Additional paid-in capital	3,010,524	2,027,162
Retained earnings	2,149,845	1,741,566
Treasury stock, at cost; 175,378 and 127,305 shares at September 30, 2014 and
December 31, 2013, respectively	(16,704)	(10,884)
Total stockholders’ equity	5,143,778	3,757,949
Total liabilities and stockholders’ equity	$11,038,095	$9,591,164

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

Operating revenues:
Oil sales	$575,611	$553,068	$1,696,240	$1,412,887
Natural gas sales	124,652	99,852	369,684	274,946
Total operating revenues	700,263	652,920	2,065,924	1,687,833
Operating costs and expenses:
Oil and natural gas production	140,725	120,231	402,593	328,295
Exploration and abandonments	16,982	10,992	70,645	37,797
Depreciation, depletion and amortization	256,765	200,625	715,602	557,775
Accretion of discount on asset retirement obligations	1,769	1,574	5,162	4,410
Impairments of long-lived assets	15,476	-	15,476	65,375
General and administrative (including non-cash stock-based compensation of
$13,465 and $9,923 for the three months ended September 30, 2014 and
2013 respectively, and $34,672 and $25,278 for the nine months ended
September 30, 2014 and 2013, respectively)	52,763	40,836	150,048	125,120
(Gain) loss on derivatives not designated as hedges	(326,229)	168,610	(125,907)	157,303
Total operating costs and expenses	158,251	542,868	1,233,619	1,276,075
Income from operations	542,012	110,052	832,305	411,758
Other income (expense):
Interest expense	(52,601)	(55,995)	(164,124)	(162,180)
Loss on extinguishment of debt	-	-	(4,316)	(28,616)
Other, net	2,155	(1,941)	(6,833)	(1,806)
Total other expense	(50,446)	(57,936)	(175,273)	(192,602)
Income from continuing operations before income taxes	491,566	52,116	657,032	219,156
Income tax expense	(186,363)	(21,695)	(248,753)	(86,023)
Income from continuing operations	305,203	30,421	408,279	133,133
Income from discontinued operations, net of tax	-	-	-	12,081
Net income	$305,203	$30,421	$408,279	$145,214
Basic earnings per share:
Income from continuing operations	$2.70	$0.29	$3.74	$1.27
Income from discontinued operations, net of tax	-	-	-	0.12
Net income	$2.70	$0.29	$3.74	$1.39
Diluted earnings per share:
Income from continuing operations	$2.69	$0.29	$3.73	$1.27
Income from discontinued operations, net of tax	-	-	-	0.11
Net income	$2.69	$0.29	$3.73	$1.38

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30,
(in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$408,279	$145,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	715,602	557,775
Accretion of discount on asset retirement obligations	5,162	4,410
Impairments of long-lived assets	15,476	65,375
Exploration and abandonments, including dry holes	56,626	13,159
Non-cash stock-based compensation expense	34,672	25,278
Deferred income taxes	219,502	75,808
Loss on disposition of assets, net	8,697	1,717
(Gain) loss on derivatives not designated as hedges	(125,907)	157,303
Discontinued operations	-	(12,250)
Other non-cash items	11,207	17,020
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(75,963)	(113,226)
Prepaid costs and other	(19,317)	(1,866)
Inventory	3,058	434
Accounts payable	18,500	4,407
Revenue payable	13,176	44,983
Other current liabilities	(234)	(40,897)
Net cash provided by operating activities	1,288,536	944,644
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(1,754,835)	(1,426,349)
Additions to property, equipment and other assets	(25,267)	(21,311)
Proceeds from the disposition of assets	1,122	15,212
Contribution to equity method investment	(30,050)	-
Funds held in escrow	-	(1,964)
Settlements paid on derivatives not designated as hedges	(26,174)	(37,684)
Net cash used in investing activities	(1,835,204)	(1,472,096)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,578,000	3,283,875
Payments of debt	(1,828,000)	(2,798,400)
Exercise of stock options	4,660	2,304
Excess tax benefit from stock-based compensation	12,049	9,244
Net proceeds from issuance of common stock	931,989	-
Payments for loan costs	(10,649)	(14,075)
Purchase of treasury stock	(5,820)	(3,523)
Bank overdrafts	(36,718)	45,169
Net cash provided by financing activities	645,511	524,594
Net increase (decrease) in cash and cash equivalents	98,843	(2,858)
Cash and cash equivalents at beginning of period	21	2,880
Cash and cash equivalents at end of period	$98,864	$22

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Production and operating data:
Net production volumes:
Oil (MBbl)	6,689	5,417	18,764	15,376
Natural gas (MMcf)	22,513	19,593	63,798	56,006
Total (MBoe)	10,441	8,683	29,397	24,710

Average daily production volumes:
Oil (Bbl)	72,707	58,880	68,733	56,322
Natural gas (Mcf)	244,707	212,967	233,692	205,150
Total (Boe)	113,492	94,375	107,682	90,514

Average prices:
Oil, without derivatives (Bbl)	$86.05	$102.10	$90.40	$91.89
Oil, with derivatives (Bbl) (a)	$88.19	$92.89	$89.33	$89.12
Natural gas, without derivatives (Mcf)	$5.54	$5.10	$5.79	$4.91
Natural gas, with derivatives (Mcf) (a)	$5.56	$5.33	$5.70	$5.00
Total, without derivatives (Boe)	$67.07	$75.20	$70.28	$68.31
Total, with derivatives (Boe) (a)	$68.48	$69.98	$69.39	$66.78

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$8.26	$7.77	$8.17	$7.59
Oil and natural gas taxes	$5.21	$6.08	$5.53	$5.70
Depreciation, depletion and amortization	$24.58	$23.11	$24.35	$22.57
General and administrative	$5.06	$4.70	$5.11	$5.06

(a)		Includes the effect of cash receipts from (payments on) derivatives not designated as hedges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2014	2013	2014	2013

Cash receipts from (payments on) derivatives not designated as hedges:
Oil derivatives	$14,271	$(49,864)	$(20,067)	$(42,528)
Natural gas derivatives	446	4,589	(6,107)	4,844
Total	$14,717	$(45,275)	$(26,174)	$(37,684)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash and unusual items.

Adjusted Net Income

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013

Net income - as reported	$305,203	$30,421	$408,279	$145,214

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives not designated as hedges	(326,229)	168,610	(125,907)	157,303
Cash receipts from (payments on) derivatives not designated as hedges	14,717	(45,275)	(26,174)	(37,684)
Impairments of long-lived assets	15,476	-	15,476	65,375
Leasehold abandonments	4,618	7,578	19,756	13,828
Loss on extinguishment of debt	-	-	4,316	28,616
(Gain) loss on disposition of assets, net	(760)	1,849	8,697	1,717
Discontinued operations:
Gain on disposition of assets	-	-	-	(19,599)
Tax impact (a)	110,151	(52,043)	39,146	(81,098)
Adjusted net income	$123,176	$111,140	$343,589	$273,672

Adjusted earnings per share:
Basic	$1.09	$1.06	$3.15	$2.61
Diluted	$1.09	$1.06	$3.14	$2.61

Effective tax rates	37.7%	39.2%	37.7%	38.7%

(a)	The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates shown in the table above.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the periods indicated:

	Nine Months Ended
	September 30,
(in thousands)	2014	2013

Cash flows from operating activities	$1,288,536	$944,644
Settlements paid on derivatives not designated as hedges (a)	(26,174)	(37,684)
Adjusted cash flows	$1,262,362	$906,960

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairment of long-lived assets, (5) non-cash stock-based compensation expense, (6) (gain) loss on derivatives not designated as hedges, (7) cash receipts from (payments on) derivatives not designated as hedges, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt, (11) federal and state income taxes on continuing operations and (12) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

					Twelve
					Months
	Three Months Ended		Nine Months Ended		Ended
	September 30,		September 30,		September 30,
(in thousands)	2014	2013	2014	2013	2014

Net income	$305,203	$30,421	$408,279	$145,214	$514,068
Exploration and abandonments	16,982	10,992	70,645	37,797	142,397
Depreciation, depletion and amortization	256,765	200,625	715,602	557,775	930,435
Accretion of discount on asset retirement obligations	1,769	1,574	5,162	4,410	6,799
Impairments of long-lived assets	15,476	-	15,476	65,375	15,476
Non-cash stock-based compensation	13,465	9,923	34,672	25,278	44,472
(Gain) loss on derivatives not designated as hedges	(326,229)	168,610	(125,907)	157,303	(159,558)
Cash receipts from (payments on) derivatives not
designated as hedges	14,717	(45,275)	(26,174)	(37,684)	(20,831)
(Gain) loss on disposition of assets, net	(760)	1,849	8,697	1,717	8,248
Interest expense	52,601	55,995	164,124	162,180	220,525
Loss on extinguishment of debt	-	-	4,316	28,616	4,316
Income tax expense from continuing operations	186,363	21,695	248,753	86,023	280,967
Discontinued operations	-	-	-	(12,081)	-
EBITDAX	$536,352	$456,409	$1,523,645	$1,221,923	$1,987,314

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for the periods indicated:

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2014	2013	2014	2013

Property acquisition costs:
Proved	$37,732	$-	$60,359	$2,376
Unproved	71,915	13,991	107,985	58,832
Exploration	469,290	229,082	1,136,211	779,026
Development	204,938	197,696	609,780	593,006
Total costs incurred for oil and natural gas properties	$783,875	$440,769	$1,914,335	$1,433,240

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2014	2013	2014	2013

Exploration costs	$730	$535	$1,850	$2,089
Development costs	4,721	1,801	6,025	9,163
Total asset retirement obligations	$5,451	$2,336	$7,875	$11,252

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at November 5, 2014:

		Fourth Quarter 2014	2015	2016	2017

Oil Swaps: (a)
	Volume (Bbl)	4,633,000	15,262,000	9,349,000	168,000
	Price (Bbl)	$92.49	$87.73	$90.57	$87.00

Oil Basis Swaps: (b)
	Volume (Bbl)	3,956,000	11,139,500	-	-
	Price (Bbl)	$(1.07)	$(3.73)	$-	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	2,053,000	23,725,000	-	-
	Price (MMBtu)	$4.24	$4.16	$-	$-

Natural Gas Collars: (d)
	Volume (MMBtu)	5,520,000	-	-	-
	Ceiling Price (MMBtu)	$4.40	$-	$-	$-
	Floor Price (MMBtu)	$3.85	$-	$-	$-

Natural Gas Basis Swaps: (e)
	Volume (MMBtu)	2,053,000	5,475,000	-	-
	Price (MMBtu)	$(0.11)	$(0.13)	$-	$-

(a)	The index prices for the oil contracts are based on the NYMEX – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d)	The index prices for the natural gas collars are based on the El Paso Permian delivery point.
(e)	The basis differential price is between the El Paso Permian delivery point and NYMEX – Henry Hub delivery point.

CONTACT:
Concho Resources Inc.
Megan P. Hays, 432-685-2533
Director of Investor Relations
or
Jere Thompson, 432-221-0383
Financial Analyst